INDEPENDENT AUDITOR'S CONSENT
                         -----------------------------



To the Shareholders and Board of Trustees of:

Core Large-Cap Stock Fund
Core Small-Cap Stock Fund
Tomorrow Long-Term Retirement Fund
Tomorrow Medium-Term Retirement Fund
Tomorrow Short-Term Retirement Fund

We consent to the use of our report dated January 15, 1997 with respect to Core Large-Cap Stock Fund and Core Small-Cap Stock Fund as of December 31, 1996, and the Tomorrow Long-Term Retirement Fund, Tomorrow Medium-Term Retirement Fund and Tomorrow Short-Term Retirement Fund as of December 31, 1996, incorporated herein by reference and to the references to our Firm under the heading "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.




                                              /s/ KPMG Peat Marwick LLP
                                              KPMG Peat Marwick LLP




New York, New York
May 1, 1997